Exhibit 10.4(A)

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LICENSE AGREEMENT WITH CANCER STEM CELL GENOMICS, INC.

MICHIGAN FILES 1819, 1876 AND 1980 TECHNOLOGY

This Agreement is effective as of the 5th day of January, 2001 (the “Effective Date”), between Cancer Stem Cell Genomics, Inc., a corporation incorporated in the State of Michigan, with a mailing address of 1385 Burgundy, Ann Arbor, Michigan 48105 (“LICENSEE”), and the Regents of the University of Michigan, a constitutional corporation of the State of Michigan (“MICHIGAN”). LICENSEE and MICHIGAN agree as follows:

1.	BACKGROUND.

1.1	MICHIGAN has developed rights, including potential patent rights, in the “TECHNOLOGY” as defined in Article 30.

1.2	LICENSEE desires to obtain, and MICHIGAN, consistent with its missions of research, education and service, desires to grant a license of the Licensed Patents and Technology on the terms and conditions listed below.

2.	CAPITALIZED TERMS. The capitalized terms used in this Agreement are specifically defined in Article 30 of this Agreement.

3.	GRANT OF LICENSE.

3.1	MICHIGAN hereby grants to LICENSEE the exclusive license under the Licensed Patents and the nonexclusive license under Technology, to make, have made, import, use, market, offer for sale, sell Products and to practice Processes for purposes including but not limited to research, development, experimentation, noncommercial and commercial applications, and otherwise exploit all rights Michigan owns under current and future applicable law in the Licensed Patents and Technology, in the Field of Use in the Territory, with the right to grant sublicenses to Affiliates and Sublicensees in accordance with the terms of this Agreement.

3.2	MICHIGAN reserves the right to license and practice the Licensed Patents on behalf of MICHIGAN and the Howard Hughes Medical Institute solely for noncommercial research and education purposes or both within the Field of Use and the Territory.

3.3	MICHIGAN further reserves the right to grant to the U.S. Government a nonexclusive, irrevocable, royalty-free license or licenses, with the right to sublicense, to all patent applications and resulting patents included in the Licensed Patents, to the extent that such grant of license(s) is or may be required by research funding agreements between MICHIGAN and the U.S. Government relating to the TECHNOLOGY or the Licensed Patents.

4.	CONSIDERATION.

4.1

LICENSEE shall pay to MICHIGAN a one-time license issue fee of [***] dollars. This fee may be paid either in total within thirty days after execution of this license agreement or in three (3) payments as follows; the first payment of [***] dollars upon execution of the license agreement; a second payment of [***] dollars on the first anniversary of the license agreement; and the third payment of [***] on the second anniversary of this license agreement.

4.2	LICENSEE shall also pay MICHIGAN, with respect to each Royalty Period, a royalty equal to [***] of Net Sales on Products and Processes of LICENSEE and Affiliates.

4.3	LICENSEE shall also pay to MICHIGAN, with respect to each Royalty Period, a royalty equal to [***] of Net Sales on Products and Processes of each Sublicense.

4.4	LICENSEE must pay MICHIGAN a royalty under this Article 4 only once with respect to the same Product or Process regardless of the number of Valid Claims or Licensed Patents covering the same. LICENSEE must pay a royalty only once if it practices a Process to produce a Product. However, for purposes of determining payments due hereunder, whenever the term “Product” or “Process” may apply during various stages of manufacture, use, practice or sale, then Net Sales equals the amount derived from the sale, distribution, practice or use of such Product or Process by LICENSEE or Affiliates or Sublicensees at the stage of its highest invoiced value to unrelated third parties.

4.4.1	Royalties due MICHIGAN under this Agreement may be reduced by patent royalties paid to third parties where such third party technology was licensed by LICENSEE or Affiliates or Sublicensees, in their reasonable business judgment, in order to avoid claims of infringement; provided that the royalties to Michigan may not be reduced by more than [***] of the rate set forth above.

4.4.2	Royalties due MICHIGAN under this Agreement may be offset against patent expenses that have been and are required to be paid to MICHIGAN as set forth in Paragraph 10.4.

4.4.3	At any time after MICHIGAN has received Ten Million Dollars ($10,000,000) in royalties (including payments from LICENSEE, Affiliates, and Sublicensees and payments received by MICHIGAN pursuant to Paragraph 11.2), LICENSEE may, at its discretion, elect in writing to convert the license granted herein to a fully paid up license, provided LICENSEE transfer to MICHIGAN a number of additional shares of nonvoting stock equal to one-quarter percent (0.25%) of the number of then-outstanding, fully diluted total issued and outstanding shares of all classes of LICENSEE’s capital, including all options, warrants, and convertible securities exercisable therefor and all shares reserved for future issuance, all as of the date of LICENSEE’s election. LICENSEE shall be liable for payment of royalties until MICHIGAN receives notice in writing of LICENSEE’s election under this Paragraph. LICENSEE shall use reasonable efforts to effect the transfer of equity to MICHIGAN, pursuant to the provisions of Paragraph 4.7.1 herein. Nothing prohibits LICENSEE’s prepayment of royalties.

4.5	LICENSEE shall pay to MICHIGAN an annual license maintenance fee of [***]. This annual fee accrues in the Royalty Period ending in December of each year commencing

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

December 2001, and is due and payable with the report for that period. LICENSEE may credit all cumulative research funds actually received by MICHIGAN against annual maintenance fees due under this Agreement. Subsequent annual fees may be credited against royalties otherwise due MICHIGAN for the calendar year in which LICENSEE pays the specific annual fee. The year for which LICENSEE may take credits against royalties includes the Royalty Period in which the annual fee accrues and the next three Royalty Periods.

4.6	LICENSEE shall support continued research by MICHIGAN relating to the TECHNOLOGY with a commitment by LICENSEE of at least [***] under a research agreement between LICENSEE and MICHIGAN containing substantially the same terms as in the Research Agreement attached hereto as Appendix B:

4.6.1	This commitment may be budgeted and paid over a period of up to [***] years, with any commitment in excess of [***] to be paid over such other time period as the Parties may agree.

4.6.2	This commitment under the Research Agreement may be increased over time by agreement of the Parties.

4.6.3	This support obligation may be satisfied by LICENSEE’s payment of funds directly to MICHIGAN or by LICENSEE’s successful efforts to secure funding from the State of Michigan Life Sciences funding to MICHIGAN on behalf of or otherwise for the benefit of LICENSEE.

4.6.4	It is the intent of the Parties that the funding shall be to MICHIGAN laboratories other than Howard Hughes Medical Institute laboratories.

4.6.5	LICENSEE’s obligation under this Paragraph 4.6 shall be deemed satisfied if MICHIGAN terminates without cause any research sponsored by LICENSEE in accordance with Paragraph 4.6 or LICENSEE terminates such sponsored research for cause.

4.7	The Parties agree that MICHIGAN will acquire an equity position in LICENSEE on the terms set forth herein.

4.7.1	LICENSEE shall prepare, in a form reasonably agreed upon by the Parties, a “Stock Transfer Agreement” defined as the agreement under which LICENSEE shall transfer nonvoting stock to MICHIGAN. The Stock Transfer Agreement must include at least the following terms:

4.7.1.1	An effective date as of the Effective Date or the date on which LICENSEE founders [***] receive their stock (“Founder Shares”);

4.7.1.2	A transfer of stock to MICHIGAN such that within one hundred eighty (180) days after the Effective Date MICHIGAN receives the number of shares equal to [***] (the “MICHIGAN Shares”) of the fully diluted

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

total issued and outstanding shares of all classes of LICENSEE’s capital, including all options, warrants, and convertible securities exercisable therefor and all shares reserved for future issuance, all as of the Effective Date;

4.7.1.3	Stock preferences, including dilutability protection, equal to any provided under the Founder Shares;

4.7.1.4	Recognition of the grant of rights under this License Agreement as consideration for all transfer of stock under the Stock Transfer Agreement;

4.7.1.5	The MICHIGAN Shares will participate in all dividend payments when, if, and to the extent that dividends are paid under the Founder Shares.

4.7.1.6	MICHIGAN reserves the right to transfer stock to Howard Hughes Medical Institute (HHMI).

4.7.2	[this section left intentionally blank]

4.7.3	[deleted]

4.7.4	[deleted]

4.7.5	For the duration of MICHIGAN’s retention of at least [***] of LICENSEE’s stock, LICENSEE shall report to MICHIGAN the same corporate and financial information it provides LICENSEE’s investors who do not have seats on the board of directors, such as board resolutions, shareholder actions, and quarterly and annual financial reports and audits, if any.

5.	REPORTS.

5.1	Within sixty (60) days after each Royalty Period closes (including the close of any Royalty Period immediately following any termination of this Agreement), LICENSEE shall report to MICHIGAN for that Royalty Period:

(1)	all royalties accruing to MICHIGAN;

(2)	the gross sales and Net Sales of Products and Processes by LICENSEE, Affiliates, and Sublicensees;

(3)	any other revenues for which payments are due.

LICENSEE shall include the amount of all payments due pursuant to this Paragraph, and the various calculations used to arrive at those amounts, including the quantity,

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

description (nomenclature and type designation), country of manufacture and country of sale of Products or Processes. If no payment is due, LICENSEE shall so report.

5.2	LICENSEE covenants that it will promptly establish and consistently employ a system of specific nomenclature and type designations for Products and Processes to permit identification and segregation of various types where necessary; LICENSEE, Affiliates and Sublicensees shall consistently employ the system when rendering invoices thereon and shall inform MICHIGAN, or its auditors, when requested, as to the details concerning such nomenclature system, all additions thereto and changes therein.

5.3	LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, true and accurate records and books of account containing data reasonably required for the computation and verification of payments due as provided by this Agreement. LICENSEE shall, and shall require its Affiliates and Sublicensees to:

(1)	open such books and records for inspection upon reasonable notice during business hours by either MICHIGAN auditor(s) or an independent certified accountant selected by MICHIGAN, for the purpose of verifying the amount of payments due and payable;

(2)	retain such books and records for four (4) years from date of origination.

These rights of inspection survive any termination of this Agreement. MICHIGAN is responsible for all expenses of such inspection, except that if any inspection reveals an underpayment greater than [***] of royalties due MICHIGAN, then LICENSEE shall pay all expenses of that inspection and the amount of the underpayment immediately to MICHIGAN.

5.4	LICENSEE shall direct its authorized representative to certify that reports required hereunder are correct to the best of LICENSEE’s knowledge and information.

6.	TIMES AND CURRENCIES OF PAYMENTS.

6.1	Payments accrued during each Royalty Period are due and payable in Ann Arbor, Michigan on the date each report is due (as provided in Paragraph 5.1). LICENSEE shall include such payments, in United States dollars, with the report. LICENSEE agrees to make all payments due hereunder to MICHIGAN by check made payable to “The Regents of The University of Michigan,” and sent to MICHIGAN according to the provisions for notices set forth in Article 21 herein.

6.2	On all amounts outstanding and payable to MICHIGAN, interest accrues from the date the amount is due at [***] as established by the Chase Manhattan Bank, N.A., in New York City, New York, or at a lower rate if required by law.

6.3	For each Royalty Period, LICENSEE and Affiliates shall convert any Net Sales LICENSEE, Affiliates, and their Sublicensees receive in foreign currency into its equivalent in United States dollars at the exchange rate LICENSEE ordinarily employs in

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

making reports to relevant regulatory and taxing authorities, consistent with fair business practices and generally accepted accounting principles.

7.	COMMERCIALIZATION.

7.1	LICENSEE has the responsibility to do all that is necessary for any governmental approvals to manufacture, use and/or sell Products or Processes.

7.2	LICENSEE agrees to use its best efforts to develop Products and Processes, obtain any government approvals necessary, and manufacture and sell Products or Processes at the earliest possible date; and to effectively exploit, market and manufacture in sufficient quantities to meet anticipated customer demand and to make the benefits of the Products and Processes reasonably available to the public.

7.3	LICENSEE agrees to substantially manufacture or have manufactured all Products in the United States if and to the extent required by the terms of a federal grant.

7.4	Within thirty (30) days of the First Commercial Sale, LICENSEE shall report by written letter to MICHIGAN the date and general terms of that sale.

7.5	Milestones: LICENSEE will substantially meet the requirements of the following milestones:

(1)	Secure [***] of Third Party Funding by [***];

(2)	Hire a part-time (at least 50% full time equivalent) person in the role of Chief Operating Officer, Marketing Director or similar business development position by [***];

(3)	Hire a principal scientific investigator by [***];

(4)	Secure an additional [***] Dollars of Third Party Funding by [***].

(5)	Complete a sale of stock or round of equity investment financing in an amount of at least [***] within three (3) years of the Effective Date.

8.	SUBLICENSING.

8.1	The LICENSEE has the exclusive right to grant sublicenses to its rights granted under Article 3 to Affiliates and Sublicensees.

8.2	The LICENSEE shall notify MICHIGAN in writing of every sublicense agreement and each material amendment thereto, and indicate the name of the Sublicensee or Affiliate, the territory of the sublicense, the scope of the sublicense, and the nature, timing and amounts of all sublicensing fees and royalties to be paid thereunder. Such notice shall be provided to MICHIGAN at the same time as the Royalty reports.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.3	The LICENSEE shall ensure that its agreements with Affiliates and Sublicensees impose no obligations upon MICHIGAN, do not authorize conduct from which the LICENSEE is prohibited in engaging by this Agreement, contain an agreement or covenant not to sue MICHIGAN for claims relating to the Technology, Licensed Patents, and/or the terms of the Sublicense agreement and not to assist others in suing MICHIGAN, and impose contractual conditions sufficient to permit the LICENSEE to be accountable to MICHIGAN as required by this Agreement (for example, the duty to maintain records sufficient to permit accurate royalty calculations, the duty to restrict the use of MICHIGAN’s name, and the duty to properly mark Products with patent notices), and contain an acknowledgment of MICHIGAN’s rights in the Licensed Patents. If practicable, the LICENSEE shall seek to include provisions in the sublicense agreement whereby the limitations of liability, disclaimers of warranty, insurance, indemnification, hold harmless, duty to defend, and other risk management terms inure to the benefit of MICHIGAN.

8.4	LICENSEE shall cause every sublicense to provide LICENSEE the right to assign its rights under the sublicense to MICHIGAN. Any such assignment is subject to the limitations of Article 15 herein and, to be effective, MICHIGAN must first accept such assignment in writing.

8.5	Upon termination of this Agreement or the license set forth in Paragraph 3.1, any sublicense agreement between LICENSEE and a Sublicensee may continue in force in accordance with its terms (but without any renewals, extensions or the like unless specifically agreed to in writing by MICHIGAN) if all of the following conditions are met: (1) each sublicense agreement with Sublicensees is consistent with the terms of this Agreement; (2) each sublicense agreement incorporate with full force and effect therein the document attached hereto as Exhibit A; (3) said Sublicensee is not then in default of its material obligations under its sublicense agreement; and (4) the termination of this Agreement occurs at least one year after the Effective Date. The specific language of Exhibit A may be amended only by mutual written agreement of the Parties. Any sublicense agreement that does not meet each of these conditions shall terminate concurrently with the termination of this Agreement or the license provided under Paragraph 3.1 herein.

8.6	Upon termination of this Agreement, sublicense agreements between LICENSEE and its Affiliates may be assigned to MICHIGAN by agreement in writing of the Affiliate and MICHIGAN. If MICHIGAN and the Affiliate(s) do not reach such an agreement, the sublicense agreement shalt be deemed terminated as of the same date the license from MICHIGAN to LICENSEE terminates.

9.	OWNERSHIP OF INTELLECTUAL PROPERTY.

9.1	LICENSEE acknowledges MICHIGAN’s ownership interest in all Licensed Patents.

9.2	LICENSEE or Affiliates might engage MICHIGAN staff as employees or consultants to LICENSEE or Affiliates during the time of their employment with MICHIGAN. Where any material invention (whether or not patentable), discovery or computer software is conceived, reduced to practice or developed in whole or in part by developers/inventors acting as employees of or consultants to LICENSEE or Affiliates, who are or were staff at MICHIGAN at the time of such creation, LICENSEE shall disclose to MICHIGAN full details of the nature of the invention, discovery or computer software, the circumstances of its conception, reduction to practice and/or development, and the persons constituting the group of developers and/or inventors.

9.3	LICENSEE acknowledges that MICHIGAN staff have certain obligations to MICHIGAN with respect to any invention, discovery or computer software they conceive, reduce to practice or develop, in whole or in part, in connection with administration, research, or other educational activities and supported, directly or indirectly (e.g., through the use of MICHIGAN resources or facilities), by funds administered by MICHIGAN, regardless of the source of such funds. These obligations include duties to disclose and assign such inventions, discoveries and computer software to MICHIGAN. This Agreement does not supercede such obligations of MICHIGAN employees to MICHIGAN, nor obligations of employees of HHMI to HHMI.

For purpose of this section, “MICHIGAN staff” may include faculty and staff who are solely employed by HHMI.

9.4	During the term of this Agreement, the Parties expect that state and federal agencies, and nonprofit agencies, charities, and/or foundations (excluding HHMI), may fund research at MICHIGAN at the laboratories of LICENSEE founders Michael F. Clarke and/or Max Wicha. For those federal, state, or nonprofit agreements where (A) Licensee founders Clarke and/or Wicha are named on invention disclosures and any resulting patent applications or patents, and (B) where the inventions and discoveries conceived or reduced to practice in connection with such research fall within the Licensed Field, and (C) the funding is during a time period of research funding by LICENSEE (e.g., as set forth in Paragraph 4.6), then MICHIGAN agrees to review the feasibility and appropriateness of permitting said inventions and discoveries to be deemed Licensed Patents or Technology under this Agreement, and, subject to such review, to use reasonable efforts to so license MICHIGAN’s interest in such inventions and discoveries under the terms of this Agreement, provided MICHIGAN, in good faith, considers such acts to not be prohibited under federal or state law, other contract or funding agreement, or MICHIGAN conflict of interest policies. It is intended that LICENSEE founder Sean Morrison will not be conducting research in his laboratory within the Licensed Field as an HHMI investigator. If Sean Morrison is named on any invention disclosures and any resulting patent applications or patents referred to in clause (A) above, and if his interests in the inventions and discoveries referred to in clause (B) above must be assigned to HHMI (rather than to LICENSEE through any consulting relationship he may have with LICENSEE), his interests in such inventions and discoveries assigned to HHMI shall not be subject to this Paragraph 9.4.

10.	PATENT APPLICATIONS AND MAINTENANCE.

10.1	MICHIGAN has the right to control all aspects of filing, prosecuting, and maintaining Licensed Patents, including foreign filings and Patent Cooperation Treaty filings; provided that MICHIGAN agrees to give due consideration to LICENSEE’s specific request for patent counsel and appointment and cooperate in good faith with LICENSEE to retain mutually acceptable counsel LICENSEE shall, at its own expense, perform all actions and execute or cause to be executed all documents necessary to support such filing, prosecution, or maintenance.

10.2	MICHIGAN shall notify LICENSEE of all information received by MICHIGAN relating to the filing, prosecution, maintenance, validity, infringement, and noninfringement of Licensed Patents, including any patent searches, validity searches or opinion, novelty searches or opinions, lapse, revocation, surrender, invalidation or abandonment of any of the Licensed Patents, and shalt provide LICENSE copies of relevant documents, in sufficient time to allow, where possible, LICENSEE to review and comment upon such information.

10.3	MICHIGAN may in its sole discretion decide to refrain from or to cease prosecuting or maintaining any of the Licensed Patents, including any foreign filing or any Patent Cooperation Treaty filing. If MICHIGAN makes any such decision, MICHIGAN shall notify LICENSEE promptly and in sufficient time to permit LICENSEE at its sole discretion to continue such prosecution or maintenance at LICENSEE’s expense. If LICENSEE elects to continue such prosecution or maintenance, MICHIGAN shall execute such documents and perform such acts at LICENSEE’s expense as may be reasonably necessary for LICENSEE to so continue such prosecution or maintenance.

10.4	LICENSEE shall reimburse patent expenses paid by MICHIGAN as follows: MICHIGAN shall provide notice to LICENSEE of all reasonable and necessary expenses paid by MICHIGAN in monitoring, drafting, filing, prosecuting and maintaining the Licensed Patents, and in maintaining or asserting its inventorship or ownership interest in Licensed Patent(s), including without limitation fees paid to outside counsel or consultants; patent office fees for filing, prosecution, reissue, reexamination and issue; maintenance fees; fees for foreign filings and Patent Cooperation Treaty filings; and reasonable travel expenses incurred by MICHIGAN employees for the purpose of monitoring, prosecuting and maintaining the Licensed Patents, but not including any part of any MICHIGAN employee’s salary. MICHIGAN shall send the first such notice after January 1, 2002. MICHIGAN shall include in the first such notice of such expenses all expenses not otherwise reimbursed by LICENSEE that MICHIGAN has incurred to date with respect to all Licensed Patents. Within thirty (30) days of the receipt of each such notice, LICENSEE shall reimburse MICHIGAN for all such reasonable and necessary expenses, except that MICHIGAN will not require LICENSEE to reimburse expenses incurred through foreign filings or Patent Cooperation Treaty filings initiated after the Effective Date, unless LICENSEE has authorized such filings; however, in any case where LICENSEE fails to promptly reimburse MICHIGAN for any above-described expenses (whether or not related to filings requested by LICENSEE), any patent applications or resulting patents to which such unreimbursed expenses relate are excluded from the definitions of “TECHNOLOGY” and “Licensed Patents” herein.

11.	INFRINGEMENT.

11.1	During the term of this Agreement, LICENSEE has the first option to police the Licensed Patents, Products and Processes against infringement by other parties within the Territory and the Field of Use. This right to police includes defending any action for declaratory judgment of noninfringement or invalidity; and prosecuting, defending or settling all infringement and declaratory judgment actions at its expense and through counsel of its selection, except that LICENSEE shall make any such settlement only with the advice and consent of MICHIGAN. MICHIGAN shall provide reasonable assistance to LICENSEE with respect to such actions, but only if LICENSEE reimburses MICHIGAN for out-of-pocket expenses incurred in connection with any such assistance rendered at LICENSEE’s request or reasonably required by MICHIGAN. If LICENSEE elects to institute any such action or suit, MICHIGAN agrees to be named as a nominal party therein. MICHIGAN retains the right to participate, with counsel of its own choosing and at its own expense, in any action under this Paragraph 11.1.

11.2	If LICENSEE institutes an action for infringement of a Licensed Patent or defends a declaratory judgment or other action with respect to a Licensed Patent and receives settlement payments or damages awarded, LICENSEE may first recover (A) actual outside attorney fees and other direct, out-of-pocket litigation expenses (not to include any compensation paid to employees of LICENSEE or Affiliates) paid and unrecovered by LICENSEE, (B) compensation for violation of rights other than rights relating to the Licensed Patents, (C) enhanced damages for willfulness, including punitive or treble damages; from any sums remaining, MICHIGAN shall be entitled to one percent of the net sales of Products and Processes of other parties subject to any such settlement, verdict, or judgment. Amounts due to MICHIGAN under this Paragraph shall not exceed any such sums remaining.

If LICENSEE has paid or pays an annual fee to MICHIGAN under Paragraph 4.5 in the same year LICENSEE receives a payment or award as set out above, then LICENSEE may credit that annual fee against the share of the payment or award otherwise due to MICHIGAN, exactly as if that share represented additional royalties due from LICENSEE, pursuant to Paragraph 4.5.

11.3

If LICENSEE fails to take action to abate any alleged infringement of a Licensed Patent within six (6) months of a request by MICHIGAN to do so (or within a shorter period if required to preserve the legal rights of MICHIGAN under the laws of any relevant government or political subdivision thereof), then MICHIGAN has the right to take such action (including prosecution of a suit) at its expense and LICENSEE shall use reasonable efforts to cooperate in such action, at LICENSEE’s expense. If MICHIGAN elects to institute any such action or suit, LICENSEE agrees to be named as a nominal party therein. MICHIGAN has full authority to settle on such terms as MICHIGAN determines, except that MICHIGAN shall not reach any settlement whereby it licenses a third party under any Licensed Patents in the Territory and the Field of Use without the consent of LICENSEE, which consent LICENSEE can withhold for any reason. MICHIGAN retains one hundred percent (100%) of any recovery or settlement under this

Paragraph 11.3 after payment to LICENSEE (such payment not to exceed the recovery or settlement amounts MICHIGAN actually receives) of any unrecovered expenses LICENSEE pays at MICHIGAN’s request to third parties in furtherance of such action.

11.4	LICENSEE and MICHIGAN shall promptly notify the other Party in writing in detail of the discovery of any allegation by a third party of infringement resulting from the practice of Licensed Patents in the Field of Use, and of the initiation of any legal action by LICENSEE or by any third party with regard to any alleged infringement or noninfringement. LICENSEE and MICHIGAN shall in a timely manner keep the other Party informed and provide copies to the other Party of documents regarding all such proceedings or actions instituted by or against LICENSEE or MICHIGAN.

12.	NO WARRANTIES; LIMITATION ON MICHIGAN’S LIABILITY.

12.1	MICHIGAN, including its Regents, Directors, fellows, officers, employees and agents, makes no representations or warranties that any Licensed Patent is or will be held valid or enforceable, or that the manufacture, importation, use, offer for sale, sale or other distribution of any Products or Processes will not infringe upon any patent or other rights not included in the Licensed Patents.

12.2	MICHIGAN, INCLUDING ITS RESPECTIVE REGENTS, DIRECTORS, FELLOWS, OFFICERS, EMPLOYEES AND AGENTS, MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, PERFORMANCE, SALE OR OTHER DISPOSITION BY LICENSEE, AFFILIATES OR SUBLICENSEES OF PRODUCTS OR PROCESSES.

12.3	LICENSEE, AFFILIATES AND SUB LICENSEES ASSUME THE ENTIRE RISK AS TO PERFORMANCE OF PRODUCTS OR PROCESSES. In no event shall MICHIGAN, or the Howard Hughes Medical Institute, including their respective Regents, Directors, Trustees, fellows, officers, employees and agents, be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage with respect to Products or Processes, to LICENSEE, Affiliates, Sublicensees or any other individual or entity regardless of legal theory. The above limitations on liability apply even though MICHIGAN or the Howard Hughes Medical Institute, including their respective Regents, Directors, Trustees, fellows, officers, employees and agents, may have been advised of the possibility of such damage.

12.4	LICENSEE shall not, and shall require that its Affiliates and Sublicensees do not, make any statements, representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity that are inconsistent with any disclaimer or limitation included in this Article 12.

13.	INDEMNITY; INSURANCE.

13.1	LICENSEE shall defend, indemnify and hold harmless and shall require its Affiliates and Sublicensees to defend, indemnify and hold harmless MICHIGAN and the Howard Hughes Medical Institute, including their respective Regents, Directors, Trustees, fellows, officers, employees and agents, for and against any and all claims, liabilities, costs, deficiencies, obligations, demands, damages, losses, and expenses of any nature (including attorneys’ fees and other litigation expenses), resulting from, but not limited to, death, personal injury, illness, property damage, economic loss or products liability arising from or in connection with, any of the following:

(1)	Any manufacture, use, practice, sale or other disposition by LICENSEE, Affiliates, Sublicensees or transferees of Products or Processes; and

(2)	The direct or indirect use by any person of Products or Processes made, used, sold, practiced, or otherwise distributed by LICENSEE, Affiliates or Sublicensees.

13.2	MICHIGAN is entitled to participate at its option and expense through counsel of its own selection, and may join in any legal actions related to any such claims, demands, damages, losses and expenses.

13.3	Prior to any distribution of any Product or practice of any Process by LICENSEE or an Affiliate for the benefit of a third party, LICENSEE shall purchase and maintain in effect a policy of product liability insurance. Prior to any distribution of any Product or practice of any Process by a Sublicensee, LICENSEE shall require that the Sublicensee purchase and maintain in effect a policy of product liability insurance. Each such insurance policy must provide reasonable coverage for all claims with respect to any (i) Products manufactured, used, sold, licensed or otherwise distributed or (ii) Process practiced by LICENSEE and Affiliates — or, in the case of a Sublicensee’s policy, by said Sublicensee. Said insurance policies of LICENSEE and Affiliates must specify MICHIGAN and the Howard Hughes Medical Institute, including their respective Regents, Directors, Trustees, fellows, officers, employees and agents, as additional insureds; LICENSEE shall use its best efforts in negotiations with Sublicensees to require said policies of Sublicensees to specify MICHIGAN and the Howard Hughes Medical Institute, including their respective Regents, Directors, Trustees, fellows, officers, employees and agents, as additional insureds. LICENSEE shall furnish certificate(s) of such insurance to MICHIGAN, upon reasonable request.

13.4	Provided that LICENSEE and Sublicensees have secured and maintained insurance in an amount no less than [***] the obligations of LICENSEE, Affiliates, and Sublicensees under this Paragraph 13 shall not exceed the actual insurance coverage for the events in Paragraph 13.1 that LICENSEE, its Affiliates, and Sublicensees are able to secure at commercially reasonable costs.

14.	TERM AND TERMINATION.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14.1	This Agreement will become effective on its Effective Date and, unless terminated under another, specific provision of this Agreement, will remain in effect until and terminate upon the latter of the last to expire of Licensed Patents.

14.2	Upon any termination of this Agreement, and except as provided herein to the contrary, all rights and obligations of the Parties hereunder shall cease, except as follows:

(1)	Obligations to pay royalties and other sums accruing hereunder up to the day of such termination;

(2)	MICHIGAN’s rights to inspect books and records as described in Article 5, and LICENSEE’s obligations to keep such records for the required time;

(3)	Obligations to hold harmless, defend and indemnify MICHIGAN and its Regents, fellows, officers, employees and agents under Article 13;

(4)	Any cause of action or claim of LICENSEE or MICHIGAN accrued or to accrue because of any breach or default by the other Party hereunder;

(5)	The general rights, obligations, and understandings of Articles 8, 12, 17, 19, 28, 29 and 30, and any other Articles and Paragraphs which, by their terms, are intended to survive termination; and

(6)	All other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both Parties.

14.3	If LICENSEE at any time materially defaults in the payment of any royalty or the making of any report hereunder, or makes any intentionally false report, or if either Party commits any material breach of any covenant or promise herein contained, and fails to remedy any such default, breach or report within thirty (30) days after written notice thereof by the other Party specifying such default, then that other Party may, at its option, terminate this Agreement and the license rights granted herein by notice in writing to such effect. Any such termination is without prejudice to either Party’s other legal rights for breach of this Agreement. It is not a material breach of this Agreement if LICENSEE provides information and reports that it believes in good faith to be accurate even if such information or reports are later found to be inaccurate, or for LICENSEE to rely on advice of counsel or accountants in making representations to MICHIGAN, or for LICENSEE to disagree with MICHIGAN in good faith over the correct computation of figures or the interpretation of this Agreement.

14.4

LICENSEE may terminate this Agreement by giving MICHIGAN a notice of termination, which shall include a statement of the reasons, whatever they may be, for such termination and the termination date established by LICENSEE, which date must not be sooner than ninety (90) days after the date of the notice. The Parties acknowledge that such notice is final and, immediately upon receipt of such notice of termination, MICHIGAN no longer has any restrictions that would have existed pursuant to this agreement on its rights to enter into agreements with others for the manufacture, import, sale, offer for sale, and/or use of Products or Services.

15.	ASSIGNMENT. Due to the unique relationship between the Parties, this Agreement is not assignable by either Party without the prior written consent of the other Party. Any attempt to assign this Agreement without such consent is void from the beginning. MICHIGAN shall not unreasonably withhold consent for LICENSEE to assign this Agreement to a purchaser of all or substantially all of LICENSEE’s business. No assignment is effective until the intended assignee agrees in writing to accept all of the terms and conditions of this Agreement. Further, LICENSEE shall refrain from pledging any of the license rights granted in this Agreement as security for any creditor.

16.	REGISTRATION AND RECORDATION.

16.1	If the terms of this Agreement, or any assignment or license under this Agreement are or become such as to require that the Agreement or license or any part thereof be registered with or reported to a national or supranational agency of any area in which LICENSEE, Affiliates or Sublicensees would do business, LICENSEE will, at its expense, undertake such registration or report. Prompt notice and appropriate verification of the act of registration or report or any agency ruling resulting from it will be supplied by LICENSEE to MICHIGAN.

16.2	LICENSEE shall also carry out, at its expense, any formal recordation of this Agreement or any license herein granted that the law of any country requires as a prerequisite to enforceability of the Agreement or license in the courts of any such country or for other reasons, and shall promptly furnish to MICHIGAN appropriately verified proof of recordation.

17.	LAWS AND REGULATIONS OF THE UNITED STATES; EXPORT.

17.1	This Agreement is subject to all United States laws and regulations now or hereafter applicable to the subject matter of this Agreement.

17.2	LICENSEE shall comply, and shall require its Affiliates and Sublicensees to comply, with all provisions of any applicable laws, regulations, rules and orders relating to the license herein granted and to the testing, production, importation, transportation, export, packaging, labeling, sale or use of Products or Processes, or otherwise applicable to LICENSEE’s or its Affiliates’ or Sublicensees’ activities hereunder. LICENSEE shall obtain, and shall require its Affiliates and Sublicensees to obtain, such written assurances regarding export and re-export of technical data (including Products made by use of technical data) as the Office of Export Administration Regulations may require, and LICENSEE hereby gives such written assurances as those Regulations may require to MICHIGAN.

18.	BANKRUPTCY. If during the term of this Agreement, LICENSEE makes an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy are instituted on behalf of or against LICENSEE, or if a receiver or trustee is appointed for the property of LICENSEE, MICHIGAN may, at its option, terminate this Agreement and revoke the license herein granted by written notice to LICENSEE.

19.	NON-USE OF MICHIGAN’S NAME. LICENSEE agrees to refrain from using, and to require Affiliates and Sublicensees to refrain from using, the name of MICHIGAN and the Howard Hughes Medical Institute (or any adaptations thereof) in publicity or advertising without the prior written approval of MICHIGAN or HHMI. Reports in scientific literature and presentations of joint research and development work are not publicity. LICENSEE may state that it is licensed by MICHIGAN under one or more patents or patent applications within the Licensed Patents.

20.	PRODUCT MARKING. LICENSEE agrees to mark, and to require Affiliates and Sublicensees to mark Products with legally sufficient patent notices to the extent feasible for the Product.

21.	NOTICES. Any notice, request, report or payment required or permitted to be given or made under this Agreement by either Party must be given by sending such notice by certified or registered mail, return receipt requested, to the address set forth below or such other address as such Party specifies by written notice given in conformity herewith. Any notice not so given is not valid until actually received, and any notice given in accordance with the provisions of this Paragraph is effective when mailed.

To MICHIGAN:	The University of Michigan Technology Management Office Wolverine Tower, Room 2071 3003 S. State Street Ann Arbor, MI 48109-1280 Attn: File No. 1819, 1876, 1980

To LICENSEE:

Cancer Stem Cell Genomics, Inc.

1385 Burgundy

Ann Arbor, Michigan 48105

Attn.: Chief Executive Officer

and

Susan M. Kornfield

Bodman, Longley & Dahling LLP

110 Miller, Suite 300

Ann Arbor, Michigan 48104

22.

INVALIDITY. A court of competent jurisdiction finds any term, provision, or covenant of this Agreement invalid, illegal or unenforceable, that term will be curtailed, limited or deleted, but only to the extent necessary to remove the invalidity, illegality or unenforceability, and without in any way affecting or impairing the remaining terms, provisions and covenants.

23.	ENTIRE AGREEMENT AND AMENDMENTS. This Agreement, including any Research Agreement signed by the Parties as referred to in Paragraph 4.6, contains the entire understanding of the Parties with respect to the matter contained herein. The Parties may, from time to time during the continuance of this Agreement, modify, vary or alter any of the provisions of this Agreement, but only by an instrument duly executed by authorized officials of both Parties hereto.

24.	WAIVER. No waiver by either Party of any breach of this Agreement, no matter how long continuing or how often repeated, is a waiver of any subsequent breach thereof, nor is any delay or omission on the part of either Party to exercise any right, power, or privilege hereunder a waiver of such right, power or privilege.

25.	ARTICLE HEADINGS. The Article headings herein are for purposes of convenient reference only and do not define or modify the terms written in the text of this Agreement.

26.	NO AGENCY RELATIONSHIP. The relationship between the Parties is that of independent contractor and contractee. Neither Party is an agent of the other in connection with the exercise of any rights hereunder, and neither has any right or authority to assume or create any obligation or responsibility on behalf of the other.

27.	FORCE MAJEURE. Neither Party hereto is in default of any provision of this Agreement for any failure in performance resulting from acts or events beyond the reasonable control of such Party, such as Acts of God, acts of civil or military authority, civil disturbance, war, strikes, fires, power failures, natural catastrophes or other “force majeure” events.

28.	GOVERNING LAW. The law of the State of Michigan governs this Agreement and the relationships between the Parties in all respects (notwithstanding any provisions governing conflict of laws under such Michigan law to the contrary), except that, for patents, the law of the country that grants the patent determines questions affecting the construction and effect of such patent.

29.	JURISDICTION AND FORUM. The Parties hereby consent to the jurisdiction of the courts of the State of Michigan over any dispute concerning this Agreement or the relationship between the Parties. Should LICENSEE bring any claim, demand or other action against MICHIGAN, its Regents, fellows, officers, employees or agents, arising out of this Agreement or the relationship between the Parties, LICENSEE agrees to bring said action only in the Michigan Court of Claims.

30.	DEFINITIONS.

30.1	“Affiliate(s)” means any individual, corporation, partnership, proprietorship or other entity controlled by, controlling, or under common control with LICENSEE through equity ownership, ability to elect directors, or by virtue of a majority of overlapping directors, and includes any individual, corporation, partnership, proprietorship or other entity directly or indirectly owning, owned by or under common ownership with LICENSEE to the extent of fifty percent (50%) or more of the voting shares, including shares owned beneficially by such party.

30.2	“Field of Use” means all fields, now known or later developed (including but not limited to any uses for the Products, Processes, Licensed Patents, or Technology, which may be designed, made, imported, used, marketed and/or sold for applications in drug screening and discovery, assays, human pharmaceutical, animal pharmaceutical, human diagnostic, animal diagnostic, analysis services, genomics, proteomics, informatics, and data commercialization).

30.3	“First Commercial Sale” means the first sale of any Product or Process by LICENSEE or an Affiliate or Sublicensee, other than sale of a Product or Process for use in trials, such as field trials or clinical trials, being conducted to obtain FDA or other governmental approvals to market Products or Processes.

30.4	“Licensed Patent(s)” means all patents and patent applications, including all divisional and continuation applications (but excluding continuation-in-part applications unless such application(s) are included in Technology), as well as all foreign equivalent patent applications and Patent Cooperation Treaty filings, and all patents issuing therefrom, in which MICHIGAN has or acquires a property interest, which cover an invention included in the TECHNOLOGY, including U.S. Provisional Patent Application No. 60/222,794, and U.S. Provision Patent Application No. 60/240,317.

30.5	“Net Sales” means the sum, over the term of this Agreement, of all consideration received by LICENSEE and its Affiliates and Sublicensees and paid to LICENSEE based on the import, sale, distribution, practice or use of Products or Processes. The following are not consideration received: refunds, rebates, replacements or credits actually allowed and taken by purchasers for return of Products; customary trade, quantity and cash discounts actually allowed and taken; excise, foreign assessments and withholding, value-added and sales taxes actually paid for Products and Processes; shipping and handling charges actually paid for Products, research and development funding.

30.6	“Parties,” in singular or plural usage as required by the context, means LICENSEE and/or MICHIGAN.

30.7	“Process(es)” means any process or method whose practice in any country would, but for this Agreement, comprise an infringement, including contributory infringement, of one or more Valid Claims. As used herein, the term “use” with respect to a Process includes the performance or practice of Process(es).

30.8	“Product(s)” means any product(s) whose manufacture, use, importation, offer for sale or sale in any country would, but for this Agreement, comprise an infringement, including contributory infringement, of one or more Valid Claims.

30.9	“Royalty Period(s)” means the six-month periods ending on the last day of June and December of each year.

30.10	“Sublicensee(s)” means any person or entity, other than an Affiliate, sublicensed by LICENSEE under this Agreement to make, have made, use, import, offer for sale or sell, in the Territory, Processes and/or Products designed and marketed for use in the Field of Use.

30.11	“TECHNOLOGY” means all information, manufacturing techniques, data, designs, concepts, apparatus, compositions of matter, assays and materials (whether or not such specific information, manufacturing techniques, processes, data, designs, concepts, apparatus, compositions of matter, assays and materials are or become publicly known or available) that relate to and have been placed (or requested by LICENSEE to be placed) as of the Effective Date into (A) MICHIGAN’s Technology Management Office (“TMO”) File No. 1819 entitled “Cancer Stem Cells” (and encompassing U.S. Provisional Patent Application No. 60/222,794 entitled “Isolation and Use of Cancer Stem Cells”) developed by MICHIGAN’s employees Michael F. Clarke and Max Wicha, and Sean Morrison (currently an employee of Howard Hughes Medical Institute); (B) TMO File No 1876 entitled “Purification of a Breast Cancer Tumor Initiating (Stem) Cell” developed by Michael F. Clarke, Sean Morrison, Mohammed Al-Hajj and Max Wicha; and (C) TMO File No. 1980 (and encompassing U.S. Provisional Patent Application No. 60/240,317 entitled “An Efficient Xenograft Human Epithelial Cancer Model”) developed by Michael F. Clarke, Sean Morrison, Mohammed Al-Hajj and Max Wicha; as well as all information, manufacturing techniques, processes, data, designs, concepts, apparatus, compositions of matter, assays and materials (whether or not such specific information, manufacturing techniques, data, designs, concepts, apparatus, compositions of matter, assays and materials are or become publicly known or available) which are or become licensed pursuant to this Agreement in accordance with the terms of Paragraph 9.4 and/or the Research Agreement described in Article 4.

30.12	“Territory” means worldwide.

30.13	“Valid Claim(s)” means any claim(s) in an unexpired patent or pending in a patent application included within the Licensed Patents excepting only claims that:

(1)	a court or other governmental agency of competent jurisdiction has decided are unenforceable, unpatentable, or invalid, unappealable or unappealed within the time allowed for appeal; or

(2)	a reissue or disclaimer has rendered invalid or unenforceable.

If in any country two or more such decisions conflict with respect to the validity of the same claim, the decision of the higher or highest tribunal controls; however, if the tribunals are of equal rank, then the decision or decisions upholding the claim prevails when the conflicting decisions are equal in number, and the majority of decisions prevails when the conflicting decisions are unequal in number.

30.14	“Licensed Field” means cancer stem cells and normal breast epithelial stem cells, including but not limited to identification, purification, assays, markers, and agents that affect the function of cancer stem cells and normal breast epithelial stem cells, and information and data related to gene expression patterns and drug discovery.

30.15	“Third Party Funding” means dollars from third parties, including but not limited to funding by investors, the federal government (such as SBIR funding), funding by the State of Michigan (such as through Life Sciences grants), and/or third party research grants and contracts.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

CANCER STEM CELL GENOMICS, INC.		FOR THE REGENTS OF THE UNIVERSITY OF MICHIGAN

By	/s/ Robert F. Gavin	By	/s/ Marvin G. Parnes
	(authorized representative)		(authorized representative)

Name	Robert F. Gavin	Name	Marvin G. Parnes

Title	President	Title	Associate Vice President for Research, Interim Director, Technology Management Office

Date	1/12/01	Date	1/05/01

Exhibit A

[Note: “Licensee” in this Exhibit A refers to the Sublicensee of Cancer Stem Cell Genomics, Inc. Other capitalized terms have the same definition as provided in the License Agreement between Cancer Stem Cell Genomics, Inc. and MICHIGAN.]

(a) MICHIGAN AND ITS RESPECTIVE REGENTS, DIRECTORS, FELLOWS, OFFICERS, EMPLOYEES AND AGENTS, MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, PERFORMANCE, SALE OR OTHER DISPOSITION BY LICENSEE, AFFILIATES OR SUBLICENSEES OF PRODUCTS OR PROCESSES.

(b) NO RISK IS ASSUMED BY MICHIGAN, THE HOWARD HUGHES MEDICAL INSTITUTE, THEIR RESPECTIVE REGENTS, DIRECTORS, TRUSTEES, FELLOWS, OFFICERS, EMPLOYEES, AND AGENTS, AS TO PERFORMANCE OF THE PRODUCTS OR PROCESSES. In no event shall MICHIGAN, or the Howard Hughes Medical Institute, including their respective Regents, Directors, Trustees, fellows, officers, employees and agents, be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage with respect to Products or Processes, to Licensee, Affiliates, Sublicensees or any other individual or entity regardless of legal theory. The above limitations on liability apply even though MICHIGAN or the Howard Hughes Medical institute, including their respective Regents, Directors, Trustees, fellows, officers, employees and agents, may have been advised of the possibility of such damage.

(c) MICHIGAN, including its Regents, Directors, fellows, officers, employees and agents, makes no representations or warranties that any Licensed Patent is or will be held valid or enforceable, or that the manufacture, importation, use, offer for sale, sale or other distribution of any Products or Processes will not infringe upon any patent or other rights not included in the Licensed Patents.

(d) Licensee shall not, and shall require that its Affiliates and Sublicensees do not, make any statements, representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity that are inconsistent with any disclaimer or limitation included in this Exhibit A.

(e) Licensee shall defend, indemnify, and hold harmless, and shall require its Affiliates and Sublicensees to defend, indemnify, and hold harmless, MICHIGAN and the Howard Hughes Medical Institute, including their respective Regents, Directors, Trustees, fellows, officers, employees and agents, for and against any and all claims, liabilities, costs, deficiencies, obligations, demands, damages, losses, and expenses of any nature (including attorneys’ fees and other litigation expenses), resulting from, but not limited to, death, personal injury, illness, property damage, economic loss or products liability arising from or in connection with, any of the following:

(1)	Any manufacture, use, practice, sale or other disposition by Licensee, Affiliates, Sublicensees or transferees of Products or Processes; and

A-1

(2)	The direct or indirect use by any person of Products or Processes made, used, sold, practiced, or otherwise distributed by Licensee, Affiliates or Sublicensees.

(f) Licensee agrees to refrain from using, and to require Affiliates and Sublicensees to refrain from using, the name of MICHIGAN and the Howard Hughes Medical Institute (or any adaptations thereof) in publicity or advertising without the prior written approval of MICHIGAN or HHMI. Reports in scientific literature and presentations of joint research and development work are not publicity. Licensee may state that it is licensed by MICHIGAN under one or more patents or patent applications within the Licensed Patents.

(g) As provided in Paragraph 8.5 of the License Agreement between MICHIGAN and Cancer Stem Cell Genomics, Inc., in the event of termination of said License Agreement Licensee shall pay MICHIGAN a royalty based upon Net Sales of Licensee according to its sublicense agreement with Cancer Stem Cell Genomics, Inc., but in any event no less than a royalty of one percent of the Net Sales of Licensee.

(h) As provided in Paragraph 8.5 of the License Agreement between MICHIGAN and Cancer Stem Cell Genomics, Inc., in the event of termination of said License Agreement, if Licensee, pursuant to its sublicense agreement with Cancer Stem Cell Genomics, Inc., has been granted the right to grant sublicenses under the Licensed Patents, then Licensee shall pay MICHIGAN a royalty according to its sublicense agreement with Cancer Stem Cell Genomics, Inc., but in any event no less than a royalty of one percent of the Net Sales of sublicensees.

(i) Licensee shall pay MICHIGAN an annual license maintenance fee of [***], which amount shall be increased to reimburse MICHIGAN for payment of attorneys’ fees and expenses for prosecution and maintenance of the Licensed Patents, on a pro rata basis among then-current Licensees.

(j) Licensee shall obtain and maintain product liability insurance for the Technology, and shall name MICHIGAN as an additional insured.

(k) MICHIGAN’s obligations to Licensee shall not be interpreted by Licensee to extend beyond any obligation MICHIGAN had to Cancer Stem Cell Genomics, Inc. under the License Agreement between Cancer Stem Cell Genomics, Inc. and MICHIGAN.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

A-2

Exhibit B

ROUNDTABLE RESEARCH AGREEMENT

THIS AGREEMENT effective this      day of January 2001, by and between Cancer Stem Cell Genomics, Inc., with offices at 1385 Burgundy, Ann Arbor, Michigan 48105 (hereinafter “Sponsor”) and the REGENTS OF THE UNIVERSITY OF MICHIGAN, a non-profit educational institution (or its agent) of the State of Michigan (hereinafter “University”).

WHEREAS, the research program contemplated by this Agreement is of mutual interest and benefit to University and to Sponsor, will further the instructional and research objectives of University in a manner consistent with its status as a non-profit, tax-exempt, educational institution, and may derive benefits for both Sponsor and University through inventions, improvements, or discoveries;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree to the following:

ARTICLE 1 - DEFINITIONS

As used herein, the following terms shall have the following meanings:

1.1 “Project” shall mean the research project described in DRDA 01- under the direction of                      as Project Director entitled

1.2 “Contract Period” is from                      through                     , unless earlier terminated pursuant to this Agreement.

1.3 “Joint Intellectual Property” shall mean individually and collectively all inventions, improvements or discoveries which are made jointly as defined in U.S. Patent law by one or more employees of Sponsor and one or more employees of University in performance of the Project during Contract Period.

1.4 “University Intellectual Property” shall mean individually and collectively all inventions, improvements or discoveries which are conceived or made by one or more employees of University in performance of the Project during Contract Period.

1.5 “License Agreement” shall mean the License Agreement related to University Technology Management Office File Nos. 1819, 1876, 1980, entered into between on January          , 2001.

ARTICLE 2 - RESEARCH WORK

2.1 University and Sponsor shall use reasonable efforts to perform such Project substantially in accordance with the terms and conditions of this Agreement.

2.2 In the event that the Project Director becomes unable or unwilling to continue Project, and a mutually acceptable substitute is not available, University or Sponsor shall have the option to terminate said Project.

ARTICLE 3 - REPORTS AND CONFERENCES

3.1 Written program reports shall be provided by University to Sponsor periodically and a final report shall be submitted by University at the conclusion of the Contract Period.

3.2 During the term of this Agreement, representatives of University may meet with representatives of Sponsor at times and places mutually agreed upon to discuss the progress and results as well as ongoing plans, or changes therein, of Project to be performed hereunder.

ARTICLE 4 - COSTS, BILLINGS, AND OTHER SUPPORT

4.1 It is agreed that total costs to Sponsor hereunder shall not exceed                      Dollars ($            ). Payment shall be made by Sponsor within thirty (30) days of receipt of monthly invoices for actual charges incurred by the University.

4.2 The University shall retain title to any equipment purchased with funds other than Sponsor’s funds.

4.3 In the event of early termination of the Project by Sponsor pursuant to this Agreement, Sponsor shall pay all costs accrued by University as of the date of termination, including non-cancelable obligations, which shall include all non-cancelable contracts and fellowships or postdoctoral associate appointments called for in Project, incurred prior to the effective date of termination. After termination, any obligation of Sponsor for fellowships or postdoctoral associates shall end no later than the end of University’s academic year during which termination occurs.

4.4 In the event of early termination of the Project by University without cause or by Sponsor for cause, the terms of the License Agreement shall remain unaffected other than the funding obligations of Sponsor set forth in Section 4.6 of the License Agreement, which shall be deemed satisfied in full.

ARTICLE 5 - PUBLICITY

Sponsor will not use the name of University, nor of any member of University’s Project staff, in any publicity, advertising or news release without the prior written approval of an authorized representative of University. University will not use the name of Sponsor, nor any employee of Sponsor, in any publicity without the prior written approval of Sponsor. Nothing herein shall restrict either party’s right to disclose the existence of this Agreement, the identity of the parties, or the nature and scope of the Project.

ARTICLE 6 - PUBLICATIONS

Sponsor recognizes that under University policy, the results of University Project must be available for publication and agrees that researchers engaged in Project shall be permitted to present at symposia, national, or regional professional meetings, and to publish in journals, theses or dissertations, or otherwise of their own choosing, methods and results of Project, provided, however, that Sponsor shall have been furnished copies of any proposed publication or presentation for review at least one (1) month in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party. Sponsor shall have one month after receipt of said copies, to object to such proposed presentation or proposed publication because there is patentable subject matter which needs protection or because Confidential Information disclosed pursuant to Article 15, below, is contained therein. In the event that Sponsor makes such objection, said researcher(s) shall refrain from making such publication or presentation for a maximum of three (3) months from date of receipt of such objection in order for University to file patent application(s) with the United States Patent and Trademark Office or foreign patent office(s) directed to the patentable subject matter contained in the proposed publication or presentation. University will comply with Sponsor’s request to delete or modify Confidential Information.

ARTICLE 7 - INTELLECTUAL PROPERTY

7.1 All rights and title to University Intellectual Property under Project shall belong to University and shall be subject to the terms and conditions of this Agreement.

7.2 Rights to inventions, improvements and discoveries, whether or not patentable or copyrightable, relating to Project made solely by employees of Sponsor shall belong to Sponsor. Such inventions, improvements, and discoveries shall not be subject to the terms and conditions of this Agreement.

7.3 All rights and title to Joint Intellectual Property shall be jointly owned by Sponsor and University.

7.4 University will promptly notify Sponsor of any University Intellectual Property and Joint Intellectual Property. If Sponsor directs that a patent application or application for other intellectual property protection be filed, University shall promptly prepare, file, and prosecute such U.S. and foreign application in University’s name, or in the names of both parties if the invention is jointly owned. Sponsor shall bear all costs incurred in connection with such preparation, filing, prosecution, and maintenance of U.S. and foreign application(s) which are solely owned by the University. Sponsor shall pay one half of the costs incurred in connection with the preparation, filing, prosecution, and maintenance of U.S. and foreign applications which are jointly owned, unless Sponsor exercises its right to exclusively commercialize or directs University to file in which case Sponsor shall pay all such costs. Sponsor shall cooperate with University to assure that such application(s) will cover, to the best of Sponsor’s knowledge, all items of commercial interest and importance. While University shall be responsible for making decisions regarding scope and content of application(s) to be filed and prosecution thereof, Sponsor shall be given an opportunity to review and provide input thereto, and selection of patent counsel shall be subject to Sponsor’s reasonable approval. University shall inform Sponsor of all developments with respect to such application(s) and shall promptly supply to Sponsor copies of all papers received, to be filed, and filed in connection with the prosecution thereof in sufficient time for Sponsor to comment thereon.

7.5 If Sponsor elects not to exercise its option as described below or decides to discontinue the financial support of the prosecution or maintenance of the protection, University shall be free to file or continue prosecution or maintain any such application(s), and to maintain any protection issuing thereon in the U.S. and in any foreign country at University’s sole expense.

ARTICLE 8 - GRANT OF RIGHTS

8.1 University hereby grants Sponsor a nonexclusive, perpetual, worldwide, irrevocable, royalty-free, nonsublicensable, transferable, license to use University Intellectual Property within its own organization for any purpose.

8.2 University hereby grants the first option, at Sponsor’s sole selection, for either (a) a nonexclusive, royalty-bearing license to use University Intellectual Property for purposes of sublicensing, or (b) an exclusive royalty-bearing license with a right to sublicense. Provided the Sponsor has participated in bearing patent expenses as described in Section 7.4, above, this option shall extend automatically for a period of six (6) months from the disclosure of University Intellectual Property to Sponsor.

8.3 In the event that Sponsor wishes to exclusively commercialize Joint Intellectual Property, Sponsor shall pay full patent costs for protection and maintenance of such joint inventions and shall be given an option to an agreement whereby the University will refrain from exercising its rights to commercially exploit the Joint Intellectual Property. This option shall automatically extend for a period of six (6) months from the disclosure of Joint Intellectual Property to Sponsor.

8.4 In the event that Sponsor exercises its option under Sections 8.2 or 8.3, above, the University and Sponsor shall amend the License Agreement to add the description of disclosed and optioned University Intellectual Property or Joint Intellectual Property to the definition of Technology and other appropriate provisions whereby such University Intellectual Property or Joint Intellectual Property shall become subject to the terms of the License Agreement.

8.5 In the event that Sponsor acquires an exclusive license or right under subsections 8.2 or 8.3 of this Article, the University will retain the right to continue to use any University Intellectual Property and Joint Intellectual Property within the University solely for noncommercial research and educational purposes.

ARTICLE 9 - TERM AND TERMINATION

9.1 This Agreement shall become effective upon the date first written above and shall continue in effect for the full duration of the Contract Period. The parties hereto may, however, extend the term of this Agreement for additional periods as desired under mutually agreeable terms and conditions which the parties reduce to writing and sign. Either party may terminate this agreement upon ninety days prior written notice to the other.

9.2 In the event that either party commits any breach of or default in any of the terms or conditions of this Agreement, and fails to remedy such default or breach within ninety (90) days after receipt of written notice thereof from the other party, the party giving notice may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other party. Such termination shall be effective as of the date of the receipt of such notice.

9.3 No termination of this Agreement, however effectuated, shall release the parties from their rights and obligations accrued prior to the effective date of termination.

ARTICLE 10 - INDEPENDENT CONTRACTOR

10.1 University shall be deemed to be and shall be an independent contractor and as such University shall not be entitled to any benefits applicable to employees of Sponsor;

10.2 Neither party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty or representation as to any matter. Neither shall be bound by the acts or conduct of the other.

ARTICLE 11 - INSURANCE AND INDEMNIFICATION

11.1 University warrants and represents that University has adequate liability insurance, such protection being applicable to officers, employees, and agents while acting within the scope of their employment by University. University has no liability insurance policy as such that can extend protection to any other person.

11.2 Each party hereby assumes any and all risks of personal injury and property damage attributable to the negligent acts or omissions of that party and the officers, employees, and agents thereof.

11.3 Sponsor understands that the University is an educational institution created under Article 8, Section 5 of the Michigan Constitution and operated pursuant to authority conferred by the State of Michigan. As a state institution the University is prohibited from lending the credit of the state pursuant to Article 9 of the Michigan Constitution. Sponsor acknowledges that this Agreement does not confer upon Sponsor any right of claim of indemnification by the University, either express or implied.

ARTICLE 12 - GOVERNING LAW

This Agreement shall be governed and construed in accordance with the laws of the State of Michigan.

ARTICLE 13 - ASSIGNMENT

13.1 Except as provided in Section 13.2, this Agreement shall not be assigned by either party without the prior written consent of the parties hereto.

13.2 This Agreement is assignable to any division of Sponsor, any majority stockholder of Sponsor, or any subsidiary of Sponsor in which fifty-one percent of the outstanding stock is owned by Sponsor, or any entity acquiring all or substantially all of the assets of Sponsor to which this Agreement relates.

ARTICLE 14 - AGREEMENT MODIFICATION

Any agreement to change the terms of this Agreement in any way shall be valid only if the change is made in writing and approved by mutual agreement of authorized representatives of the parties hereto.

ARTICLE 15 - CONFIDENTIALITY

15.1 University agrees to use the proprietary information and data acquired from Sponsor and identified as such at the time of disclosure (“Confidential Information”) only in performing the services of this Agreement and not to disclose to any third party, during the period of this Agreement and for a period of two (2) years thereafter, any such Confidential Information. Confidential Information shall be disclosed in writing or reduced to writing within ten days of disclosure to University.

15.2 The obligation to protect Confidential Information shall not apply to any information that: (1) is already in the possession of, or is independently developed by, University; (2) becomes publicly available other than through breach of this provision; (3) is received by University from a third party with authorization to make such disclosure; (4) is released with Sponsor’s written consent; or (5) is required to be released by law or court order.

ARTICLE 16 - NOTICES

Notices hereunder shall be deemed made if given by registered certified envelope, postage prepaid, and addressed to the party to receive such notice at the address given below, or such other address as may hereafter be designated by notice in writing:

If to Sponsor:	Cancer Stem Cell Genomics, Inc. 1385 Burgundy Ann Arbor, Michigan 48105
Attn.: President or Chief Executive Officer

with a copy to:	Susan M. Kornfield Bodman, Longley & Dahling LLP 110 Miller, Suite 300
Ann Arbor, Michigan 48104

If to University:	Elaine L. Brock University of Michigan Division of Research Development and Administration 3003 S. State St., Room 1072 Ann Arbor, MI 48109-1274

AGREED TO:

SPONSOR	THE REGENTS OF THE UNIVERSITY OF MICHIGAN

By	By

Typed Name	Typed Name

Title	Title